Exhibit 99.1

SENOMYX ANNOUNCES MANAGEMENT TEAM PROMOTIONS

SAN DIEGO, CA — September 24, 2009 - Senomyx, Inc. (NASDAQ: SNMX), a leading company focused on using proprietary taste receptor technologies to discover and develop novel flavor ingredients for the food, beverage, and ingredient supply industries, announced today that John Poyhonen has been promoted to President and will also assume the newly created position of Chief Operating Officer.  In addition, Tony Rogers has been promoted to Vice President and Chief Financial Officer.  Kent Snyder will continue in the positions of Chairman of the Board of Directors and Chief Executive Officer.

“The promotions of John Poyhonen and Tony Rogers reflect their strong performance and many contributions to Senomyx,” said Kent Snyder, Chairman and CEO of the Company.  “Senomyx has partnerships with seven of the world’s leading food, beverage, and ingredient supply companies.  One of our partners is currently marketing products that contain a Senomyx flavor ingredient, and two other partners have begun pre-commercialization activities.  Senomyx will benefit from having John and Tony take on expanded leadership roles at this important time.”

John Poyhonen was appointed Vice President and Chief Business Officer when he joined Senomyx in October 2003, was promoted to Vice President, Chief Financial and Business Officer in April 2004, and has served as Senior Vice President, Chief Financial and Business Officer since January 2006.  His previous experience included various senior level sales and marketing positions for Agouron Pharmaceuticals, a Pfizer company.  John received his B.A. in Marketing from Michigan State University and his M.B.A. from the University of Kansas.

“John has been instrumental in securing many of Senomyx’s collaborations and in developing and implementing our financial and business strategies.  He has knowledge of all aspects of the Company and I look forward to working with him as he leads Senomyx’s operational efforts,” Snyder added.

Tony Rogers has held the position of Vice President, Finance and Treasury since January 2006.  He joined Senomyx in June 2001 and was appointed Director of Finance and Administration in February 2002.  His previous experience includes various finance and accounting positions with Indiqu, Inc., Ancile Pharmaceuticals, Aurora Biosciences, and Sequana Therapeutics.  Tony received his B.S. in Accounting from San Diego State University.

“Tony has played a critical role in Senomyx’s finance, accounting, and administrative areas as the Company has grown and evolved,” Snyder stated.  “Tony’s expertise and outstanding service to Senomyx make him the ideal individual to assume the responsibilities of Chief Financial Officer.”

About Senomyx, Inc. (www.senomyx.com)

Senomyx is a leading company using proprietary taste receptor technologies to discover and develop novel flavor ingredients in the savory, sweet, salt, bitter, and cooling areas.  Senomyx has entered into product discovery, development, and commercialization collaborations with seven of the world’s foremost food, beverage, and ingredient supply companies: Ajinomoto Co., Inc., Cadbury plc, Campbell Soup Company, The Coca-Cola Company, Firmenich SA, Nestlé SA, and Solae.  Nestlé is currently marketing products that contain one of Senomyx’s flavor ingredients.  For more information, please visit www.senomyx.com.

Contact:

Gwen Rosenberg

Senomyx, Inc.

Vice President, Investor Relations & Corporate Communications

858-646-8369

gwen.rosenberg@senomyx.com

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